Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Bond Trust of our report dated July 18, 2024 and October 19, 2023, relating to the financial statements and financial highlights, which appear in John Hancock High Yield Fund (one of the funds constituting John Hancock Bond Trust) and High Yield Fund (one of the funds constituting John Hancock Funds II) Annual Reports on Form N-CSR for the year ended May 31, 2024 and August 31, 2023. We also consent to the references to us under the headings “Experts” and “Exhibit A Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 8, 2024